Exhibit 10.1

FIRST AMENDMENT TO THE

2000 EQUITY PLAN OF

BEASLEY BROADCAST GROUP, INC.

Beasley Broadcast Group, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, by resolution of its Board of Directors (the “Board”) adopted The 2000 Equity Plan of Beasley Broadcast Group, Inc. (the “Plan”), effective as of February 11, 2000. Section 11.2 of the Plan authorizes the Board to amend the Plan at any time or from time to time. This Plan amendment was adopted by resolution of the Board on June 3, 2003, effective upon approval of the Company’s stockholders as set forth in the resolution. This Plan amendment, together with the Plan, constitutes the entire Plan as amended to date.

1. Section 2.1(a) of the Plan is amended by deleting Section 2.1(a) in its entirety and replacing it with the following new Section 2.1(a):

Section 2.1(a). The shares of stock subject to Awards shall be Class A Common Stock, initially shares of the Company’s Class A Common Stock, par value $.001 per share. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such awards under the Plan shall not exceed four million (4,000,000). The shares of Class A Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.

Dated: June 3, 2003

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
	Name:	Caroline Beasley
	Title:	VP/CFO